UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 4, 2026
Date of Report (Date of earliest event reported)

Essential Properties Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38530	82-4005693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Vaughn Drive, Suite 202
Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(609) 436-0619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act 17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	EPRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2026, the Board of Directors (the “Board”) of Essential Properties Realty Trust, Inc. (the “Company”) appointed R. Max Jenkins, the Company’s current Executive Vice President and Chief Operating Officer, to the position of President and Chief Operating Officer, with Peter M. Mavoides continuing to serve as the Company’s Chief Executive Officer. Biographical information for Mr. Jenkins may be found in the Company’s definitive proxy statement relating to its 2026 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission on March 31, 2026 (the “2026 Proxy Statement”).

In connection with the foregoing changes, Messrs. Mavoides and Jenkins entered into amended and restated employment agreements, each effective September 8, 2026, which provide for an initial term through March 31, 2031, subject to one-year automatic renewals. The amended and restated employment agreements are generally based on each executive officer’s existing employment agreement, but updated to (i) reflect each executive officer’s current compensation elements, (ii) provide that the Company’s election to not renew the employment term will be treated as a termination by the Company without cause, and (iii) provide that each executive officer will receive severance relating to a change in control of the Company if either is terminated by the Company without cause or due to good reason within the 60-day period prior to, or the 24-month period following, a change in control of the Company. In addition, Mr. Jenkin’s cash severance will be two times base salary for a qualifying termination of employment not in connection with a change in control of the Company and three times base salary for a qualifying termination of employment in connection with a change in control of the Company. The description of Mr. Mavoides’ amended and restated employment agreement and Mr. Jenkins’ amended and restated employment agreement is qualified in its entirety by the amended and restated employment agreements attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Also, on September 4, 2026, the Board approved the expansion of Robert W. Salisbury’s position from Executive Vice President, Chief Financial Officer and Secretary to Executive Vice President, Chief Financial Officer, Chief Strategy Officer and Secretary of the Company. In connection with the expansion of the roles of Messrs. Jenkins and Salisbury, also on September 4, 2026, the Compensation Committee of the Board approved promotion grants of long-term incentive plan units (“LTIP Units”) under the Company’s 2023 Incentive Plan, with such grants having a target grant date value of $2,000,000 and vesting 50% on each of the three-year and four-year anniversary of the grant date.

On September 4, 2026, the Board determined that the employment of A Joseph Peil, the Company’s Executive Vice President and Chief Investment Officer, would terminate effective as of September 8, 2026. Mr. Peil will be eligible for severance benefits under the terms of his employment agreement for a qualifying termination of employment without cause, as described in the Company’s 2026 Proxy Statement.

Item 7.01. Regulation FD Disclosure.

On September 9, 2026, the Company issued a press release relating to the matters described in Item 5.02 above and the appointment of Craig Vachris as the Company’s Executive Vice President and Chief Investment Officer. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of September 8, 2026, between Essential Properties Realty Trust, Inc. and Peter M. Mavoides
10.2	Amended and Restated Employment Agreement, dated as of September 8, 2026, between Essential Properties Realty Trust, Inc. and R. Max Jenkins
99.1	Essential Properties Realty Trust, Inc. Press Release, dated September 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2026	ESSENTIAL PROPERTIES REALTY TRUST, INC.

	By:	/s/ Robert W. Salisbury
Robert W. Salisbury
Executive Vice President, Chief Financial Officer, Chief Strategy Officer and Secretary